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                             ONYX PHARMACEUTICALS, INC.

Exhibit 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)
                                   (unaudited)



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                                                              Three Months Ended             Nine Months Ended
                                                                 September 30,                 September 30,
                                                          ---------------------------   ---------------------------
                                                              1997           1996           1997           1996
                                                          ------------   ------------   ------------   ------------
NET LOSS:                                                 $    (4,407)   $  (1,242)     $ (10,658)     $  (5,902)
                                                          -----------    ---------      ---------      ---------
                                                          -----------    ---------      ---------      ---------
Shares used in net loss per share computation:


Weighted average shares of common stock
    outstanding:                                                9,816        9,461          9,678          5,417

Shares related to Staff Accounting
    Bulletins Nos. 55, 64 and 83                                    -            -              -            142
                                                          -----------    ---------      ---------      ---------

Shares used in net loss per share
    computation:                                                9,816        9,461          9,678          5,559
                                                          -----------    ---------      ---------      ---------
                                                          -----------    ---------      ---------      ---------


Net loss per share                                        $     (0.45)   $   (0.13)     $   (1.10)     $   (1.06)
                                                          -----------    ---------      ---------      ---------
                                                          -----------    ---------      ---------      ---------


CALCULATION OF SHARES OUTSTANDING FOR
COMPUTING PRO FORMA NET LOSS PER SHARE:

Shares used in computing historical net
    loss per share (from above):                                                                           5,559

Adjusted to reflect the effect of the assumed
    conversion of convertible preferred stock
    from the date of issuance:                                                                             2,500
                                                                                                       ---------
Shares used in computing pro forma net loss
    per share:                                                                                             8,059
                                                                                                       ---------
                                                                                                       ---------

Pro forma net loss per share                                                                           $   (0.73)
                                                                                                       ---------
                                                                                                       ---------

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